Exhibit 99.1

News Release

Ecolab Inc.
370 Wabasha Street North
St. Paul, Minnesota 55102

www.ecolab.com

ECOLAB ANNUAL MEETING RESULTS ANNOUNCED;

ALL NOMINEES RE-ELECTED TO BOARD

ST. PAUL, Minn. — May 8, 2014 — Ecolab Inc. announced today that at its annual meeting of stockholders the slate of director nominees were re-elected for a one-year term ending in 2015.  In addition, as previously announced, the size of the board was reduced from 15 to 14 directors following the retirement of Mary M. VanDeWeghe.

In other business at today’s meeting, stockholders ratified the appointment of PricewaterhouseCoopers LLP as Ecolab’s independent registered public accounting firm for 2014; re-approved the Ecolab Inc. Management Performance Incentive Plan, as amended; and approved the compensation of executives disclosed in the company’s proxy statement.  Also at the meeting, an advisory stockholder proposal requesting an independent board chair was voted upon and not approved.

The final vote tabulation on all matters voted on at today’s meeting will be reported to the U.S. Securities and Exchange Commission on a current report on Form 8-K and such report will be made available on the company’s web site, www.ecolab.com.

A trusted partner at more than one million customer locations, Ecolab (ECL) is the global leader in water, hygiene and energy technologies and services that protect people and vital resources. With 2013 sales of $13 billion and 45,000 associates, Ecolab delivers comprehensive solutions and on-site service to promote safe food, maintain clean environments, optimize water and energy use and improve operational efficiencies for customers in the food, healthcare, energy, hospitality, commercial laundry and industrial markets in more than 170 countries around the world.

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Contacts:

Michael Monahan

651.293.2809

Or

Lisa Curran

651.293.2185

May 8, 2014

(ECL-C)